Exhibit 99.1

Northwest Pipe Company Announces Third Quarter 2024 Financial Results

•	Net sales of $130.2 million increased 9.7% year-over-year
•	Record net sales of $44.3 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Record gross profit of $27.0 million increased 40.0% year-over-year; gross profit margin of 20.8%
•	Net income of $1.02 per diluted share
•	Generated strong net cash provided by operating activities of $22.7 million
•	Backlog[1] of $231 million for the Engineered Steel Pressure Pipe segment (“SPP”); backlog including confirmed orders[2] of $282 million
•	Order book[3] of $57 million for Precast

VANCOUVER, Washington—October 30, 2024—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the third quarter ended September 30, 2024. The Company will broadcast its third quarter 2024 earnings conference call on Thursday, October 31, 2024 at 7:00 a.m. PT.

Management Commentary

“Our SPP revenues remained near record levels, with gross margins that improved 40 basis points to 19.4% versus the prior quarter,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “Our backlog remains very strong by historical standards, and we anticipate improvement through year-end, even though our SPP backlog including confirmed orders dipped to $282 million. This decrease was mainly due to the timing of expected job awards, mix in backlog, and, to a lesser extent, lower steel prices. Our Precast business achieved record third quarter revenue and gross margins that improved over the prior quarter by 140 basis points to 23.5%, and saw remarkable strength on the residential side despite facing challenges in the non-residential portion. As we enter the traditionally slower period for Precast, the order book has only seen a slight drop, which speaks to the ongoing resilience of this segment.”

Montross continued, “We expect the fourth quarter for the SPP business to be stronger than we have seen in recent years, and the Precast business to continue to perform well by historical standards with stable margins. Overall, we are optimistic about our ability to finish the year on a strong note, positioning us well for continued growth.”

Third Quarter 2024 Financial Results

Consolidated

•	Net sales increased 9.7% to $130.2 million from $118.7 million in the third quarter of 2023.
•	Gross profit increased 40.0% to a record of $27.0 million, or 20.8% of net sales, from $19.3 million, or 16.3% of net sales, in the third quarter of 2023.
•	Net income was $10.3 million, or $1.02 per diluted share, compared to $5.8 million, or $0.58 per diluted share, in the third quarter of 2023.

Engineered Steel Pressure Pipe Segment (SPP)

•	SPP net sales increased 6.7% to $85.9 million from $80.5 million in the third quarter of 2023 driven by an 18% increase in tons produced resulting from an improved bidding environment coupled with changes in project timing, partially offset by a 9% decrease in selling price per ton due to lower raw materials costs.
•	SPP gross profit increased 52.4% to $16.6 million, or 19.4% of SPP net sales, from $10.9 million, or 13.6% of SPP net sales, in the third quarter of 2023 primarily due to increased volume and changes in product mix.
•	SPP backlog was $231 million as of September 30, 2024 compared to $282 million as of June 30, 2024 and $253 million as of September 30, 2023. Backlog including confirmed orders was $282 million as of September 30, 2024 compared to $348 million as of June 30, 2024 and $335 million as of September 30, 2023.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 15.8% to a quarterly record of $44.3 million from $38.2 million in the third quarter of 2023 driven by a 35% increase in volume shipped, partially offset by a 14% decrease in selling prices due to changes in product mix.

•	Precast gross profit increased 24.0% to $10.4 million, or 23.5% of Precast net sales, from $8.4 million, or 21.9% of Precast net sales, in the third quarter of 2023 primarily due to increased shipment volume.
•	Precast order book was $57 million as of September 30, 2024 compared to $62 million as of June 30, 2024 and $52 million as of September 30, 2023.

Balance Sheet and Cash Flow

•	As of September 30, 2024, the Company had $60.7 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $63 million under the revolving credit facility.
•	Net cash provided by operating activities was $22.7 million in the third quarter of 2024 compared to $16.9 million in the third quarter of 2023 primarily due to a $6.1 million increase in cash provided by net income adjusted for non-cash items, partially offset by a $0.3 million decrease in cash provided by changes in working capital.
•	Capital expenditures were $6.0 million in the third quarter of 2024 compared to $4.8 million in the third quarter of 2023.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2024 financial results will be held on Thursday, October 31, 2024, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, November 14, 2024, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13749246.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in areas such as Ukraine and Israel, and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, uncertainty around the outcome of political elections, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2023 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales:
Engineered Steel Pressure Pipe	$85,924	$80,493	$255,454	$221,294
Precast Infrastructure and Engineered Systems	44,277	38,229	117,467	112,897
Total net sales	130,201	118,722	372,921	334,191

Cost of sales:
Engineered Steel Pressure Pipe	69,296	69,582	207,603	190,030
Precast Infrastructure and Engineered Systems	33,886	29,846	92,351	85,809
Total cost of sales	103,182	99,428	299,954	275,839

Gross profit:
Engineered Steel Pressure Pipe	16,628	10,911	47,851	31,264
Precast Infrastructure and Engineered Systems	10,391	8,383	25,116	27,088
Total gross profit	27,019	19,294	72,967	58,352

Selling, general, and administrative expense	11,581	10,237	35,220	33,119
Operating income	15,438	9,057	37,747	25,233
Other expense	(66)	(61)	(287)	(224)
Interest expense	(1,452)	(1,162)	(4,749)	(3,722)
Income before income taxes	13,920	7,834	32,711	21,287
Income tax expense	3,667	2,016	8,601	5,659
Net income	$10,253	$5,818	$24,110	$15,628

Net income per share:
Basic	$1.03	$0.58	$2.43	$1.57
Diluted	$1.02	$0.58	$2.40	$1.55

Shares used in per share calculations:
Basic	9,919	10,014	9,915	9,985
Diluted	10,055	10,107	10,040	10,088

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$5,723	$4,068
Trade and other receivables, net	79,507	47,645
Contract assets	120,983	120,516
Inventories	84,977	91,229
Prepaid expenses and other	2,530	9,026
Total current assets	293,720	272,484
Property and equipment, net	149,262	143,955
Operating lease right-of-use assets	84,161	88,155
Goodwill	55,504	55,504
Intangible assets, net	28,050	31,074
Other assets	6,493	6,709
Total assets	$617,190	$597,881

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	20,356	31,142
Accrued liabilities	26,659	27,913
Contract liabilities	28,897	21,450
Current portion of operating lease liabilities	5,181	4,933
Total current liabilities	91,849	96,194
Borrowings on line of credit	60,704	54,485
Operating lease liabilities	81,748	85,283
Deferred income taxes	10,856	10,942
Other long-term liabilities	9,673	10,617
Total liabilities	254,830	257,521

Stockholders’ equity	362,360	340,360
Total liabilities and stockholders’ equity	$617,190	$597,881

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$24,110	$15,628
Depreciation and finance lease amortization	11,255	8,644
Amortization of intangible assets	3,024	3,147
Deferred income taxes	(70)	226
Share-based compensation expense	3,836	3,050
Other, net	539	1,298
Changes in working capital	(23,766)	12,416
Net cash provided by operating activities	18,928	44,409

Cash flows from investing activities:
Purchases of property and equipment	(16,609)	(13,244)
Payment of working capital adjustment in acquisition of business	-	(2,731)
Other investing activities	62	63
Net cash used in investing activities	(16,547)	(15,912)

Cash flows from financing activities:
Borrowings on line of credit	142,883	113,047
Repayments on line of credit	(136,664)	(138,667)
Payments on finance lease liabilities	(1,067)	(548)
Tax withholdings related to net share settlements of equity awards	(1,449)	(1,652)
Repurchase of common stock	(4,429)	-
Other financing activities	-	(300)
Net cash used in financing activities	(726)	(28,120)

Change in cash and cash equivalents	1,655	377
Cash and cash equivalents, beginning of period	4,068	3,681
Cash and cash equivalents, end of period	$5,723	$4,058